Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 AMERICA ● ASIA PACIFIC ● EUROPE

October 18, 2023

7GC & Co. Holdings Inc.

388 Market Street, Suite 1300

San Francisco, CA 94111

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by 7GC & Co. Holdings Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares (the “Registered Shares”) of the Company’s (i) Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and (ii) Class B common stock, par value $0.0001 per share (the “Class B Common Stock”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”), dated as of December 8, 2022, by and among the Company, Banzai International, Inc., a Delaware corporation (“Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, by and between the Company and Banzai (the “Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”)), which provides, among other things, that First Merger Sub will merge with and into Banzai, with Banzai surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”). The Registered Shares consist of (i) shares of Class A Common Stock, issuable at the effective time of the Merger (the “Class A Closing Shares”) (A) pursuant to Section 2.2(a)(i) of the Merger Agreement, relating to shares of Banzai Class A common stock (the “Banzai Class A Common Stock”) issued and outstanding at the effective time of the Merger (including each share of Banzai restricted stock and each share of Banzai Class A Common Stock resulting from the conversion of shares of Banzai preferred stock into shares of Banzai Class A Common Stock immediately prior to the effective time of the Merger), (B) pursuant to Section 2.2(c) of the Merger Agreement, relating to the cancellation and conversion of rights of certain SAFE investors pursuant to certain Simple Agreements for Future Equity outstanding immediately prior to the effective time of the Merger, and (C) pursuant to Section 2.2(d) of the Merger Agreement, related to the cancellation and conversion of certain subordinated convertible notes and senior convertible notes outstanding immediately prior to the effective time of the Merger, (ii) shares of Class B Common Stock, issuable at the effective time of the Merger (the “Class B Closing Shares” and, together with the Class A Closing Shares, the “Closing Shares”)) pursuant to Section 2.2(a)(ii) of the Merger Agreement, relating to shares of Banzai Class B common stock issued and outstanding at the effective time of the Merger, and (iii) shares of Class A Common Stock issuable upon the exercise of options (the “Converted Options”) resulting from the conversion of Banzai options to purchase shares of Banzai Class A Common Stock outstanding immediately prior to the effective time of the Merger into shares of Class A Common Stock pursuant to Section 2.2(b) of the Merger Agreement (the “Option Shares”). The Merger is subject to satisfaction or waiver of a number of conditions, including the approval by the Company’s stockholders of the Amended Charter (as defined below) and the issuance of the Registered Shares as contemplated by the Merger Agreement.

7GC & Co. Holdings Inc.

October 18, 2023

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Merger Agreement, the Company’s certificate of incorporation and bylaws and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement, the form of Second Amended and Restated Certificate of Incorporation of the Company, attached as Annex H to the Registration Statement (the “Amended Charter”), the form of Amended and Restated Bylaws of the Company, attached as Annex I to the Registration Statement, and the issuance of the Registered Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that:

1.  Each Closing Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares and the Amended Charter shall have been approved by the stockholders of the Company, (iii) the Amended Charter shall have been filed in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (iv) the Merger shall have become effective under the DGCL, and (v) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Closing Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Closing Share to the person entitled thereto, in each case in accordance with the terms of the Merger Agreement.

2.  Each Option Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares and the Amended Charter shall have been approved by the stockholders of the Company, (iii) the Amended Charter shall have been filed in accordance with the DGCL, (iv) the Merger shall have become effective under the DGCL, and (v) a certificate representing such Option Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Option Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Option Share to the person entitled thereto, in each case against payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the related Converted Option and the applicable agreement or plan pertaining to such Converted Option.

This opinion letter is limited to the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

7GC & Co. Holdings Inc.

October 18, 2023

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP